Exhibit 4.19

                                                     Consolidated Financial Statements

                                                     (In Canadian dollars)

                                                     MEDRELEAF CORP.

                                                     Years ended March 31, 2018 and 2017

INDEPENDENT AUDITORS’ REPORT

Management’s Responsibility for the To the Shareholders of MedReleaf Corp.

We have audited the accompanying consolidated financial statements of MedReleaf Corp., which comprise the consolidated statements of financial position as at March 31, 2018 and 2017, the consolidated statements of comprehensive (loss) income, shareholders’ equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of MedReleaf Corp. as at March 31, 2018 and 2017, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

June 18, 2018

MEDRELEAF CORP.

Consolidated Statements of Financial Position

(In thousands of Canadian dollars)

	Note	2018	2017
Assets
Current assets:
Cash and cash equivalents		$215,868	$12,899
Accounts receivable	4	10,750	9,953
Inventories	9	32,856	9,511
Biological assets	10	3,202	2,809
Advances to shareholder		341	211
Prepaid expenses		2,336	730
Letter of credit	5	845	—
Income taxes receivable	8	8,074	—
Other current assets	7	300	—
Convertible note receivable	6	—	132
Loan receivable	6	—	307

		274,572	36,552
Non-current assets:
Property, plant and equipment	11	73,770	37,780
Intangible assets	12	9,143	13
Security deposit		241	239
Prepaid expenses		264	301

		$357,990	$74,885

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	18	$16,989	$7,235
Taxes payable	20	—	1,798
Revolving line of credit	16	845	—
Term credit facility	16	1,000	—
Collateralized credit facility	16	—	625
Shareholder loans payable	14	—	2,189

		18,834	11,847
Non-current liabilities:
Deferred tax liability	20	2,477	3,726
Asset retirement obligation	15	214	204
Term credit facility	16	8,421	—
Collateralized credit facility	16	—	6,788

		29,946	22,565
Shareholders’ equity:
Share capital	13	299,078	38,700
Contributed surplus	17	12,052	1,408
Warrants	13	12,240	—
Retained earnings		4,681	12,212
Accumulated other comprehensive income		(7)	—

		328,044	52,320

		$357,990	$74,885

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board:
(signed) “Lloyd Segal”	Director	(signed) “Neil Closner”	Director

MEDRELEAF CORP.

Consolidated Statements of Comprehensive (Loss) Income

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

	Note	2018	2017
Sales		$43,646	$40,339
Production costs	9	13,212	9,436

Gross profit before fair value adjustments on biological assets		30,434	30,903
Fair value adjustments:
On biological assets	10	44,098	31,252
On inventory sold	9	(26,553)	(24,216)
On carrying amount of inventory	9	(1,309)	—

Gross profit		46,670	37,939
Expenses:
Selling and marketing		11,438	7,181
General and administrative	17 , 22	34,482	13,700
Research and development		1,128	875
Amortization of property, plant and equipment	11	1,983	495
Amortization of intangible assets	12	632	—
Initial public offering related costs	13	2,611	—
Fair value loss on shareholder loans	14	192	—
Fair value loss on deferred share units	18	428	—
Interest income	7	(1,271)	(75)
Finance costs	16	694	121

		52,317	22,297

(Loss) income before income taxes		(5,647)	15,642
Income tax (recovery) expense:
Current	20	(1,246)	1,798
Deferred	20	3,130	2,886

		1,884	4,684

Net (loss) income		(7,531)	10,958
Other comprehensive loss
Items that may subsequently be reclassified to earnings:
Foreign currency translation differences for foreign operations		(7)	—

Total comprehensive (loss) income		$(7,538)	$10,958

Weighted average number of shares—basic[1]	13	91,119,745	77,789,726
Weighted average number of shares—diluted	13	93,676,996	81,701,757

(Loss) earnings per share—basic	13	$(0.08)	$0.14
(Loss) earnings per share—diluted	13	(0.08)	0.13

[1]	Weighted average number of shares, basic and diluted, for the year ended March 31, 2017 are presented on a converted basis of 116.0909:1 to reflect the capital reorganization (note 13).

The accompanying notes are an integral part of these consolidated financial statements.

MEDRELEAF CORP.

Consolidated Statements of Shareholders’ Equity

(In thousands of Canadian dollars)

						Accumulated other
Year ended March 31, 2017	Note	Share capital	Contributed surplus	Warrants	Retained earnings	comprehensive income	Total
Balances, March 31, 2016		$11,595	$765	$—	$1,254	$—	$13,614
Net income		—	—	—	10,958	—	10,958
Other comprehensive income		—	—	—	—	—	—
Exercise of stock options	17	2,411	(2,410)	—	—	—	1
Stock-based compensation	17	—	3,053	—	—	—	3,053
Issuance of Class A common shares	13	24,694	—	—	—	—	24,694

Balances, March 31, 2017		$38,700	$1,408	$—	$12,212	$—	$52,320

						Accumulated other
Year ended March 31, 2018	Note	Share capital	Contributed surplus	Warrants	Retained earnings	comprehensive income	Total
Balances, March 31, 2017		$38,700	$1,408	$—	$12,212	$—	$52,320
Net loss		—	—	—	(7,531)	—	(7,531)
Other comprehensive income		—	—	—	—	(7)	(7)
Shareholder loans converted to equity	13	2,400	—	—	—	—	2,400
Issuance of common shares	13	260,702	—	—	—	—	260,702
Issuance of warrants	13	—	—	12,838	—	—	12,838
Shares issued for intangible assets	12	7,862	—	—	—	—	7,862
Shares issued for Woodstock licence	13	350	—	—	—	—	350
Share issuance costs	13	(16,753)	—	(782)	—	—	(17,535)
Exercise of stock options	17	1,405	(556)	—	—	—	849
Class C conversion to Class B [1]	13	218	(218)	—	—	—	—
Stock-based compensation	17	—	11,418	—	—	—	11,418
Tax effect of share issuance costs	13	4,194	—	184	—	—	4,378

Balances, March 31, 2018		$299,078	$12,052	$12,240	$4,681	$(7)	$328,044

[1]

Prior to the closing of the Company’s initial public offering on June 7, 2017 (note 13), the outstanding Class C shares were converted to Class B and any remaining contributed surplus attributable to the deemed conversion option on Class C shares was reallocated to Class B share capital.

The accompanying notes are an integral part of these consolidated financial statements.

MEDRELEAF CORP.

Consolidated Statements of Cash Flows

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

	2018	2017
Cash provided by (used in):
Operating activities:
Net (loss) income	$(7,531)	$10,958
Items not involving cash:
Fair value adjustment on biological assets	(44,098)	(31,252)
Fair value adjustment on inventory sold	26,553	24,216
Depreciation and amortization	5,592	1,706
Stock-based compensation	11,418	3,053
Unrealized foreign exchange loss	6	—
Finance costs expensed	694	121
Finance costs paid	(527)	(2)
Interest income earned	(1,271)	(75)
Interest income received	900	34
Fair value loss on shareholder loans	192	—
Fair value adjustment on carrying amount of inventory	1,309	—
Convertible note impairment	143	—
Common shares issued for licensing royalties	350	—
Current income taxes recoverable	(1,246)	1,798
Deferred income taxes	3,130	2,886
Changes in non-cash operating working capital:
Accounts receivable	(788)	(3,390)
Inventories	(7,502)	(1,825)
Prepaid expenses	(1,606)	(308)
Income tax receivable	(6,828)	—
Security deposit	(2)	(130)
Accounts payable and other	9,754	4,398
Taxes payable	(1,798)	—

	(13,156)	12,188
Financing activities
Shareholder loans repaid	—	(120)
Deferred finance costs paid	(364)	(101)
Interest paid	62	(259)
Term credit facility	10,000	—
Revolving line of credit	845	—
Repayment of term credit facility	(250)	—
Collateralized credit facility	(7,500)	7,500
Exercise of stock options	849	—
Issuance of share capital	260,702	24,694
Share issuance costs	(16,753)	—
Issuance of warrants	12,838	—
Warrant issuance costs	(782)	—

	259,647	31,714
Investing activities
Loan receivable	250	—
Convertible note receivable	—	(132)
Advances to shareholder	(130)	(184)
Additions to intangible assets	(1,900)	—
Prepaid expenses	—	(298)
Letter of credit issuance	(845)	—
Additions to property, plant and equipment	(40,897)	(31,306)

	(43,522)	(31,920)

Increase in cash and cash equivalents	202,969	11,982
Cash and cash equivalents, beginning of period	12,899	917

Cash and cash equivalents, end of period	$215,868	$12,899

Supplemental Information:
Royalties applied to share purchase loan	$—	$280
Capitalized property, plant and equipment interest paid	—	212
Intangible assets acquired in exchange for common shares	7,862	—
Shareholder loans contributed to common share capital	2,400	—
Income taxes paid:
Income taxes paid related to year ended March 31, 2017	2,082	—
HST refunds transferred to income tax account related to year ended March 31, 2017	2,397	—
Income taxes installments paid related to year ended March 31, 2018	4,147	—

The accompanying notes are an integral part of these consolidated financial statements.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

1.	NATURE OF OPERATIONS

MedReleaf Corp. (the “Company”) is a publicly listed company on the Toronto Stock Exchange (“TSX”) under the symbol “LEAF” and was incorporated on February 28, 2013 under the Ontario Business Corporations Act (“OBCA”). The principal activities of the Company are the production and sale of medical cannabis as regulated by the Access to Cannabis for Medical Purposes Regulations (Canada) (the “ACMPR”), pursuant to: (i) a licence authorizing the sale of substances listed in the licence, issued by Health Canada to the Company on February 14, 2014, pursuant to the ACMPR in respect of the Company’s facility located in Markham, Ontario (the “Markham Facility”, and such licence is referred to as the “Markham Licence”); and (ii) a licence authorizing the sale of substances listed in the licence, issued by Health Canada to the Company on April 12, 2017, pursuant to the ACMPR in respect of the Company’s facility located in Bradford, Ontario (the “Bradford Facility”, and such licence is referred to as the “Bradford Licence” and, together with the Markham Licence, the “Licences”). Prior to the expiry of the term of each of the Licences, the Company must apply for renewal to Health Canada which contains information prescribed by the ACMPR. The Company has renewed the Markham Licence and its current term will expire on February 14, 2020. The current term of the Bradford Licence expires on April 10, 2020. The Company’s head office is located at Markham Industrial Park, Markham, Ontario L3R 6G4 and its registered and records office is located at Suite 3800, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario M5J 2Z4.

MedReleaf Holdings (Australia) Ltd. (“Holdings Australia”), a wholly owned subsidiary of the Company, was incorporated on January 23, 2017 under the OBCA. Holdings Australia has the same head office and registered office as the Company.

In February 2017, the Company licensed certain of its intellectual property to an Australian corporation in order to support an application for Australian cannabis cultivation and manufacturing licences by such corporation (the “licence agreements”). Under the terms of the licence agreements, the Company, through its subsidiary, Holdings Australia, acquired a 10% equity interest in the Australian corporation, for a nominal amount, which will operate as “MedReleaf Australia”. As well, subject to the execution of additional documentation, it is contemplated that the Company would become entitled to receive certain royalties on the gross revenue of MedReleaf Australia, as well as Holdings Australia receiving potential additional equity in MedReleaf Australia. The Company’s interest in MedReleaf Australia is recorded at cost which is equivalent to its fair value. On November 14, 2017 the Company’s Australian partners received a license from the Australian Government Office of Drug Control for the cultivation and production of medical cannabis. The license to undertake authorized cannabis activities commences on November 10, 2018 in order to allow time to complete infrastructure development of the facility.

MedReleaf Germany GmbH, registered at Prinzenpark, 3rd and 5th Floor, Prinzenallee 7, 40549 Dusseldorf, Germany, a wholly owned subsidiary of the Company, was incorporated on June 2, 2017 in Germany with the main objective of cultivation, harvesting, marketing and distribution of cannabis and cannabis products for medical purposes. On June 6, 2017, MedReleaf Germany GmbH, submitted an application for Phase 1 of the domestic cultivation licensing process to the German Federal Institute for Drugs and Medical Devices (“BfArM”).

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

On June 13, 2017, 2582394 Ontario Inc. (“Holdco”), registered at 5 Hazelton Avenue Suite 200, Toronto, Ontario M5R 2E1, a wholly owned subsidiary of the Company, was incorporated under the OBCA, for the purpose of owning property to be used by the Company in the production and sale of medical cannabis.

2.	BASIS OF PRESENTATION

(a)	Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements were authorized for issuance by the Company’s Board of Directors (the “Board”) on June 18, 2018.

(b)	Basis of measurement

The consolidated financial statements were prepared on a historical cost basis, except for biological assets and certain financial instruments, which are measured at fair value as explained in the accounting policies below. Other measurement bases are described in the applicable notes.

(c)	Basis of consolidation

Subsidiaries for the purpose of preparing these consolidated financial statements are entities controlled by the Company. Control exists when the Company has power over a subsidiary that exposes or gives rights to variable returns that are related to its involvement in the subsidiary and can use its power to affect, either directly or indirectly, the amount of those returns. On the date that control commences, the financial statements of the subsidiary are included in the consolidated financial statements of the Company until the date that control ceases.

Subsidiary	Jurisdiction of incorporation
MedReleaf Holdings (Australia) Ltd.	Ontario
MedReleaf Germany GmbH	Germany
2582394 Ontario Inc.	Ontario

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

(d)	Use of judgments and estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, sales and expenses, and the related disclosures of contingent liabilities. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future periods affected. Significant estimates used in the preparation of these consolidated financial statements include, but are not limited to the following:

i.	Valuation of biological assets:

Biological assets, consisting of cannabis plants, are measured at fair value less costs to sell up to the point of harvest.

Determination of the fair values of the biological assets requires the Company to make assumptions about how market participants assign fair values to these assets. These assumptions primarily relate to the level of effort required to bring the cannabis up to the point of harvest, sales price, and expected remaining future yields for the cannabis plants.

ii.	Valuation of inventory:

Inventory, consists of harvested goods, cannabis oil extracts and accessories and is measured at the lower of cost and net realizable value, which includes the deemed costs arising from the fair value measurement gains on the transformation of biological assets. These deemed costs are estimated using assumptions that include, but are not limited to, average selling prices, remaining costs to complete, the allocation rate and method of production costs, the stage of plant growth and cycles, and expected yields. Any change in these assumptions could negatively impact operational results, the actual realizable value of inventory and future expected gains.

Cannabis is measured and weighed at various stages throughout its life and production cycle. Due to its biological nature, cannabis loses moisture, and therefore weight over time. The Company, in measuring inventory, must make assumptions as to the amount of loss attributable to moisture loss or evaporation, which may result in an actual finished product weight less than was estimated.

Extracts are a by-product that are derived from dried cannabis. Extracts are added to oils and sold as cannabis oil in vials or capsules and are priced based on the total combined amount of tetrahydrocannabinol (“THC”) and cannabidiol (“CBD”) content. The Company estimates the amount of THC and CBD expected to be derived from each gram of dried cannabis. The Company assumes that product mix is consistent throughout the period and so the estimate is obtained by applying the average selling price on an aggregate basis.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

iii.	Estimated useful lives and amortization of property, plant and equipment:

Amortization of property, plant and equipment is dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets.

iv.	Estimated useful lives of finite intangible assets:

Amortization of intangible assets with finite lives is dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions, future cash flows and the useful lives of the assets.

v.	Share-based compensation:

In calculating the share-based compensation expense, key estimates such as the value of the common shares, the rate of forfeiture of options granted, the expected life of the option, the volatility of the value of the Company’s common shares and the risk-free interest rate are used.

vi.	Non-interest bearing shareholder loans:

Non-interest bearing shareholder loans are recorded at amortized cost, using estimates of rates that would be charged for similar instruments. The determination of a market interest rate considers, loans with similar maturities, cash flow patterns, currency, credit risk and interest rates. If there are no specified repayment dates on the shareholder loans, estimates of maturity and repayment are taken into consideration.

vii.	Asset retirement obligations:

Asset retirement obligations (“AROs”) represent the estimated future costs required to remediate the Company’s leased building upon termination of the lease agreement. The estimated costs are recorded at fair value, using estimates of historical borrowing rates charged to the Company. The estimated valuation of the Company’s ARO are based on management’s best judgment, and where available third-party estimates of the expected abandonment costs to be incurred in the future. The valuation of the ARO requires the Company to make assumptions including the existence and extent of any legal obligations, the likelihood that an obligation will be incurred, the settlement amounts and timing.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

viii.	Investment tax credits:

The Company claims investment tax credits as a result of incurring scientific research and experimental development expenditures. Investment tax credits are recognized when the related expenditures are incurred, and there is reasonable assurance of their realization. Management has made a number of estimates and assumptions in determining the expenditures eligible for the investment tax credit claim. It is possible that the allowed amount of the investment tax credit could be materially different from the recorded amount upon assessment by the Canada Revenue Agency.

ix.	Income taxes:

The Company estimates the amount of current and deferred income tax expenses, liabilities and assets, each reporting period. In estimating tax expense, management must use judgment in making estimates and assumptions including but not limited to, the timing of when future liabilities or benefits will be realized, the tax rates expected to be in effect and applicable to temporary differences when they reverse, taxable income, and the utilization of tax loss carry forwards and credits available, if any.

x.	Costs relating to the issuance of new common shares:

In connection with the Company’s Offering and listing of the Company’s existing shares on the TSX (the “Listing”) (note 13), the Company incurred underwriters’ fees, legal costs, consulting fees, initial listing fees, travel and other professional fees. All costs that were incremental and directly attributable to the issuance of new common shares were recorded as a reduction to share capital. All other costs incurred in relation to the Company’s listing of existing shares and preparing the Company to operate and report as a publicly listed Company were expensed to initial public offering costs. The Company’s management applied judgment in determining which costs to attribute to the Offering and which to attribute to the Listing, where costs were incurred jointly, the Company allocated the costs based on the percentage (9%) of common shares applicable to the Offering (8,494,742 common shares) and the percentage (91%) applicable to the Listing (81,880,206 common shares).

xi.	Assessing control over investees:

Control exists when the Company has power over a subsidiary that exposes or gives rights to variable returns that are related to its involvement in the subsidiary and can use its power to affect, either directly or indirectly, the amount of those returns. The Company has applied judgement in determining whether control exists with regards to its subsidiaries by assessing its involvement and its ability to influence the subsidiaries’ operations.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

3.	SIGNIFICANT ACCOUNTING POLICIES:

The accounting policies described below have been applied consistently to all years presented in these consolidated financial statements.

(a)	Biological assets

The Company measures biological assets consisting of cannabis plants at fair value less costs to sell up to the point of harvest. Production costs related to the transformation of biological assets to the point of harvest are capitalized and included in the fair value measurement of biological assets. Agricultural produce consisting of cannabis is measured at fair value less costs to sell at the point of harvest, which becomes the basis for the cost of harvested goods inventories after harvest.

Gains or losses arising from changes in fair value less costs to sell during the years, exclusive of capitalized production costs, are included in gross profit under fair value adjustments within the results of operations of the related year. Upon harvest, capitalized production costs are transferred to finished harvest and are included in the fair value adjustments on inventory sold within the results of operations during the year in which the harvested cannabis is sold and revenue recognized. Fair value adjustments relating to the net recoverable value of inventory at the end of the year is included in the fair value adjustments on carrying amount of inventory within the results of operations during the year.

The Company determines the fair value of biological assets using a model-based approach that incorporates interdependent estimates and assumptions including the most recent three-month average selling price, expected yields, the stage of growth, the average cultivation time to the point of harvest, the rate of consumption, the expected remaining costs to sell, and is then risk adjusted at each stage of growth to determine the weighted average fair value “deemed cost” per gram.

(b)	Inventories

Inventories, consisting of harvested goods and accessories are measured at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value less costs to sell at harvest, which becomes deemed cost. Cost is determined using the weighted average method. Any subsequent post harvest costs are capitalized to inventories to the extent that cost is less than net realizable value. Net realizable value is the estimated average selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

Production costs relating to inventory sold represent all cost of inventories recognized as expense in the years, except deemed costs of inventory that arise from the fair value measurement of biological assets transferred to finished harvest inventory. Fair value adjustments on inventory sold represents the deemed costs of inventory sold that arises from the fair value measurement of biological assets, exclusive of any capitalized costs.

(c)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated amortization and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset, including any related capitalized borrowing costs. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Amortization is recognized on a straight-line basis, over the estimated useful lives of each component of an item of property, plant and equipment from the date that they are available for use. Land is not amortized as its useful life is deemed to be indefinite. Amortization methods, useful lives and residual values are reviewed at each annual reporting date and adjusted, prospectively, if appropriate.

The estimated useful lives for the current and comparative years are as follows:

Computer hardware	3 years
Computer software	3 years
Furniture and equipment	5 years
Motor Vehicles	5 years
Leasehold improvements	Term of lease
Production rooms	10 years
Building improvements	20 years
Building	20 years
Land	Indefinite

Gains and losses on disposal of an item of equipment are determined by comparing the proceeds from disposal with the carrying amount of the equipment and are recognized in the consolidated statements of comprehensive income.

(d)	Intangible assets

Intangible assets are comprised of trademarks, patents, and other intangible assets. Trademarks and patents are considered to have an indefinite useful life. Other intangible assets are considered to have a useful life of 5 years. Trademarks and patents are measured at cost and no amortization is recognized for these indefinite useful life intangible assets. Other intangible assets are measure at cost less accumulated amortization. Amortization on other intangible assets is recognized on a straight-line basis over its useful life.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

(e)	Impairment of assets

Long-lived assets and intangible assets with infinite lives are tested for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Events or changes in circumstances which may indicate impairment include: a significant change to the Company’s operations, a significant decline in performance or a change in market conditions which adversely affects the Company. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.

For purposes of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (“cash-generating units” or “CGU”). The recoverable amount is the greater of an asset’s fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or CGU). Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of recoverable amount, and the carrying amount that would have been recorded had no impairment loss been recognized previously.

(f)	Revenue recognition

Revenue from the sale of cannabis is recognized when the Company has transferred the significant risks and rewards of ownership to the patient and it is probable that the Company will receive the previously agreed upon payment. Significant risks and rewards are generally considered to be transferred when the Company has delivered the product to the patient. Revenue is recognized at the fair value of consideration received or receivable.

At each reporting period, the Company assess accounts receivable for impairment by grouping its receivables based on the nature of the receivable and their respective expected credit losses incorporating historical default rates, aging of receivables and other forecasted factors. Bad debt allowance is calculated by multiplying the provision rates against the aged accounts receivable for each grouping and is recorded through profit and loss in general and administrative (“G&A”) expense.

Based on historical sales return information, the Company has determined that a refund liability equivalent to 1% of the most recent two months delivered sales will be recognized at each reporting date and offset against accounts receivable. Per Health Canada’s ACMPR guidelines, returned product must be destroyed and therefore, the Company does not recognize an asset for its right to recover products from patients. Sales allowances are included in profit and loss as a reduction in revenue.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

(g)	Research and development

Research costs are expensed as incurred. Development costs are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development to use or sell the asset. Other development expenditures are recognized in the consolidated statements of comprehensive income as incurred. To date, no development costs have been capitalized.

The Company claims investment tax credits as a result of incurring scientific research and experimental development expenditures. Investment tax credits are recognized and offset against the related expenditures when they are incurred, and there is reasonable assurance of their realization. Management has made a number of estimates and assumptions in determining the expenditures eligible for the investment tax credit claim. It is possible that the allowed amount of the investment tax credit could be materially different from the recorded amount upon assessment by the Canada Revenue Agency.

(h)	Income taxes

Income tax expense comprises current and deferred taxes. Current tax and deferred tax are recognized in the consolidated statements of comprehensive income except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income. Current tax is the expected tax payable or receivable on the taxable income or loss for the years, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

(i)	Share-based payment transactions

Certain members of the Company’s personnel participate in share-based compensation plans. The share-based compensation costs are expensed by the Company and included in G&A expense in profit or loss. The grant date fair value of share-based payment awards granted to the Company’s employees is recognized as compensation cost, with a corresponding increase in contributed surplus within shareholders’ equity, over the years that the employees unconditionally become entitled to the awards. The amount recognized as compensation cost is adjusted to reflect the number of awards for which the related service vesting conditions are expected to be met, such that the amount ultimately recognized as compensation cost is based on the number of awards that vest.

(j)	Deferred share units (“DSU”)

Certain Non-Employee Directors (“NED”) can elect to receive up to 100% of their annual compensation in Deferred Share Units (“DSU”). Each DSU grant price is determined using the Company’s five-day volume weighted average trading price (“VWAP”). NEDs can elect to receive settlement of their DSUs by way of a lump sum cash payment on any date the NED ceases to be a director of the Company or any of its subsidiaries (the “Settlement Date”). The settlement amount is equal to the market value on the Settlement Date of one share for each DSU credited to the director’s account on the Settlement Date.

Upon initial recognition on the date of grant, the Company records a DSU liability for DSUs that have vested, in Accounts payable and accrued liabilities. Costs that arise from the initial recognition of DSUs are recorded in G&A expense over the vesting period of the DSU. The DSU liability is remeasured at its fair value at the end of each reporting period and on the settlement date, with changes in fair value recognized through net (loss) income.

(k)	Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

(l)	Asset retirement obligation

The Company recognizes its best estimate of an asset retirement obligation as a liability in the year in which it incurs a legal or constructive obligation associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company concurrently recognizes a corresponding increase in the carrying amount of the related long-lived asset that is amortized on a straight-line basis over the life of the asset. The best estimate of the asset retirement obligation is estimated using the expected cash flow approach that reflects a range of possible outcomes discounted at a current market-based pre-tax discount rate. Subsequent to the initial measurement, the asset retirement obligation is adjusted at the end of each year for changes in the timing or amount of cash flows, changes in the discount rate and the unwinding of the discount. Changes in the obligation due to the passage of time are recognized in finance costs. Changes in the obligation due to the changes in estimated cash flows are recognized as an adjustment of the carrying amount of the related long-lived asset that is amortized over the remaining life of the asset. Actual costs incurred upon the settlement of the asset retirement obligation are charged against the liability.

(m)	Foreign currency

The consolidated financial statements are presented in Canadian dollars, the Company’s functional currency.

Monetary assets and liabilities denominated in foreign currencies at the reporting dates are translated into the functional currency at the exchange rate at that date. Other consolidated statements of financial position items reported in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the respective transaction dates. Revenue and expenses denominated in foreign currencies are translated into Canadian dollars at average rates of exchange prevailing during the years. The resulting gains or losses on translation are included in the determination of net income.

For international subsidiaries whose functional currencies are their local currencies, their assets and liabilities are translated from the respective local currency to Canadian dollars using exchange rates at the balance sheet date. The Company’s consolidated statements of income of all international subsidiaries are translated from the respective local currencies to Canadian dollars using average exchange rates for the period covered by the income statements. The resulting foreign exchange gain or loss is recognized in other comprehensive income.

(n)	Financial assets

All financial assets are initially recorded at fair value and designated upon initial recognition into one of the following four categories: held-to-maturity, available-for-sale, loans and receivables, or at fair value through profit or loss (“FVTPL”).

Financial assets classified as held-to-maturity are subsequently measured at amortized cost using the effective interest method less any allowance for impairment. The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating interest income over its life. As at March 31, 2018 and 2017, the Company did not have any assets classified as held-to-maturity.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

Financial assets classified as available-for-sale are subsequently measured at fair value with unrealized gains and losses recognized in other comprehensive income (loss), except for losses in value that are considered other than temporary or a significant or prolonged decline. As at March 31, 2018 and 2017, the Company did not have any financial assets classified as available-for-sale.

Financial assets classified as loans and receivables are subsequently measured at amortized cost. Financial assets classified as loans and receivables consist of accounts receivable. The Company records an allowance for doubtful accounts against accounts receivable that management believes are impaired. The Company records specific allowances against patient receivables based on their past experiences with the patients and knowledge of the patients’ financial conditions. The Company also considers cash flow cycles of patients.

Financial assets classified as FVTPL are subsequently measured at fair value through the consolidated statements of comprehensive income. Financial assets classified as FVTPL consist of cash and cash equivalents.

Financial assets are derecognized when the rights to receive cash flows from the asset have expired or the Company has transferred its rights to receive cash flows from an asset.

(o)	Impairment of financial assets

Financial assets that are measured at amortized cost are assessed for impairment at the end of each reporting year. A financial asset or group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset and the event has a negative impact on the estimated cash flows of the financial asset and the loss can be reliably estimated.

The amount of the impairment loss recognized is the difference between the carrying amount of the financial asset and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of accounts receivable, where the carrying amount is reduced through the use of an allowance account. When an account receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in the consolidated statements of comprehensive income.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

If, in a subsequent year, the amount of the impairment loss of a financial asset other than the accounts receivable decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through the consolidated statements of comprehensive income to the extent that the carrying amount of the financial asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

(p)	Financial liabilities

All financial liabilities are initially recorded at fair value and designated upon initial recognition as FVTPL or other financial liabilities.

Financial liabilities classified as FVTPL include financial liabilities held-for-trading and financial liabilities designated upon initial recognition as FVTPL. Derivatives are also classified as FVTPL unless they are designated as effective hedging instruments. Transaction costs on financial liabilities classified as FVTPL are expensed as incurred. Fair value changes on financial liabilities classified as FVTPL are recognized through the consolidated statements of comprehensive income. There were no financial liabilities designated at FVTPL upon initial recognition.

Financial liabilities classified as other financial liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest method.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

(q)	New standards and interpretations not yet adopted

i.	IFRS 9

In July 2014, the IASB issued the final publication of the IFRS 9 Financial Instruments (“IFRS 9”) standard. The new standard is effective for annual periods beginning on or after January 1, 2018. IFRS 9 includes revised guidance on the classification and measurement of financial instruments, new guidance for measuring impairment on financial assets, and new hedge accounting guidance.

While there is no material impact on the classification and measurement of the Company’s financial assets and financial liabilities under IFRS 9, the introduction of the “expected credit loss” model for impairment will impact the Company’s impairment of accounts receivable. Under IFRS 9, the model will be based on the Company’s grouping of the allowance, determined by the nature of the receivable. The new model incorporates current and forecasted factors that are specific to the borrowers and general economic conditions at the reporting date. A provision matrix, based on the Company’s historical observed default rates over the expected life of the accounts receivable, will also be applied. Bad debt allowance will be calculated by multiplying the provision rates against the aged accounts receivable for each grouping.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

The Company assessed the impact of adopting IFRS 9 retrospectively and determined that the impact was not material. Commencing April 1, 2018, the Company will adopt IFRS 9 on a cumulative effective basis, with no restatement of the comparative period.

ii.	IFRS 15

In May 2014, the IASB issued IFRS 15 Revenue from Contracts with Customers (“IFRS 15”). The new standard is effective for annual periods beginning on or after January 1, 2018. IFRS 15 introduces a single model for recognizing revenue from contracts with customers. The standard requires revenue to be recognized in a manner that depicts the transfer of promised goods or services to a customer and at an amount that reflects the consideration expected to be received in exchange for transferring those goods or services.

The Company assessed the impact of adopting IFRS 15 retrospectively and determined that the impact was not material. Commencing April 1, 2018, the Company will adopt IFRS 15 on a cumulative effective basis, with no restatement of the comparative period.

iii.	IFRS 16

In 2016, the IASB issued IFRS 16, Leases (“IFRS 16”), replacing International Accounting Standards (“IAS 17”), Leases, and related interpretations. The standard introduces a single on-balance sheet recognition and measurement model for lessees, eliminating the distinction between operating and finance leases. Lessors continue to classify leases as finance and operating leases. IFRS 16 becomes effective for annual periods beginning on or after January 1, 2019, and is to be applied retrospectively. Early adoption is permitted if IFRS 15 has been adopted. The Company is currently assessing the impact of the new standard on its consolidated financial statements.

4.	ACCOUNTS RECEIVABLE

Accounts receivable represents amounts due from patients, insurance providers, and third-party e-commerce payment processing facilitators. As at March 31, 2018, the Company had accounts receivable of $10,750 (2017—$9,953), net of an allowance of $1,349 (2017—$530) and inclusive of $3,036 sales tax refunds receivable (2017—$872). During the year ended March 31, 2018, $759 of bad debt expense was included in general and administrative expenses (2017—$546) and $94 of sales returns and allowances were offset against revenue (2017 – nil).

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

The table below summarizes the aged accounts receivable as at March 31, 2018 and March 31, 2017:

	Notes	2018	2017
Current		$3,577	$3,452
30 days		3,164	2,741
60 days		407	1,832
90+ days		1,915	1,586

Trade accounts receivable		9,063	9,611
Sales tax refunds receivable	24	3,036	872
Allowance for sales returns liability		(79)	—
Allowance for impairment of accounts receivable		(1,270)	(530)

Accounts receivable		$10,750	$9,953

The movement in the allowance for doubtful accounts in respect of trade accounts receivable during the years ended March 31, 2018 and 2017 were as follows:

	2018	2017
Balance, beginning of period	$530	$31
Additions	853	499
Writeoffs	(34)	—

Balance, end of period	$1,349	$530

5.	LETTER OF CREDIT:

On February 7, 2018, the Company issued an irrevocable standby letter of credit (“LOC”) in favour of a local utilities distributor (the “Beneficiary”) for $845. The LOC can be drawn upon from time to time upon written demand for payment to be honoured by the Company’s main banking partner. The LOC expires on January 30, 2019 and can be used by the Beneficiary as security or reimbursement for utility infrastructure upgrade costs.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

6.	LOAN RECEIVABLE AND CONVERTIBLE NOTE RECEIVABLE:

The Company entered into a loan agreement on March 25, 2015 with MMMG, LLC (the “Borrower”), a Nevada limited liability company for $250 bearing interest at 15% per annum and maturing in March 2017. On May 26, 2017, the Borrower repaid the full outstanding principal and accrued interest of $312.

On November 14, 2016, the Company entered into a strategic alliance agreement (the “Alliance”) with Ehave, Inc. (“Ehave”) to develop software and a branded application. On February 22, 2017, the Company purchased an unsecured convertible promissory note from Ehave with a principal amount denominated in $100 United States dollars. Interest accrues on the note at the rate of 10% per annum and will be due with principal at the earlier of February 22, 2018 or upon the closing of a registered direct offering of Equity Securities of Ehave that meet minimum gross proceed requirements as defined in the Alliance agreement (“Qualifying Offer”). At the option of the Company, upon closing of a Qualifying Offer, the outstanding note receivable plus unpaid accrued interest can be converted to Equity Securities of Ehave.

As at February 22, 2018 the note was not settled or converted and the Company recorded an impairment related to the note. The note impairment of $143 (2017 – nil) was included in general and administrative costs for the year ended March 31, 2018. As at March 31, 2018 the balance of the convertible note receivable was nil (2017 – $132).

7.	OTHER CURRENT ASSETS

Other current assets consist of interest income receivable on cash and cash equivalents invested in interest bearing accounts held with Canadian financial institutions. As at March 31, 2018, $300 (2017 – nil) of interest income was receivable on outstanding cash balances.

8.	INCOME TAXES RECEIVABLE

Income taxes receivable consists of income tax installments paid in excess of estimated income taxes payable and HST sales tax refunds receivable transferred and applied to the Company’s tax account. During the year ended March 31, 2018, $2,397 of HST sales tax refunds due to the Company were transferred to the Company’s tax account and applied to the Company’s tax years ended March 31, 2017 and 2016. The Company intends to appeal the additional assessed tax which it believes arose through the misapplication of prior year tax loss carry forwards and pending amendments required to be filed. As at March 31, 2018 the Company had $8,074 in income taxes receivable. The table below summarizes income taxes receivables as at March 31, 2018 and 2017:

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

	2018	2017
Installments paid for year ended March 31, 2018	$4,147	$—
Estimated income tax refund for year ended March 31, 2018	1,530	—
Sales tax refunds applied to tax account for year ended March 31, 2017	2,397	—

Income taxes receivable	$8,074	$—

9.	INVENTORIES:

		Biological asset
	Capitalized	fair value	Carrying
	cost	adjustment	Amount
Accessories, supplies and consumables	$320	$—	$320
Work-in-process, dried cannabis and extracts	822	3,006	3,828
Finished goods, dried cannabis and extracts	1,191	4,172	5,363

Carrying amount, March 31, 2017	$2,333	$7,178	$9,511

Accessories, supplies and consumables	$892	$—	$892
Work-in-process, dried cannabis and extracts	3,739	10,043	13,782
Finished goods, dried cannabis and extracts	5,047	13,135	18,182

Carrying amount, March 31, 2018	$9,678	$23,178	$32,856

Inventories consist of, accessories available for resale; supplies and consumables for use in the production of inventories and the transformation of biological assets; capitalized inventory costs; and deemed costs of inventories arising from fair value gains on the transformation of biological assets. The capitalized cost component of inventories represents the amount of cost before any fair value adjustments transferred to inventory through fair value gains recognized on the transformation of biological assets. The biological asset fair value adjustment is exclusive of any cash outlay of cost and represents the non-cash fair value incremental adjustment arising from the transformation of biological assets transferred to inventory as deemed cost. Together the capitalized cost and the incremental biological asset fair value adjustments comprise the total carrying amount of inventory.

During the year ended March 31, 2018 the Company recorded a $1,309 fair value loss arising from the write-down of inventory related to the fair value biological asset adjustment component of its inventory. The write-down was required to adjust inventory to its net realizable value less remaining costs to sell.

Inventories recognized as an expense during the year ended March 31, 2018 was $41,074 (2017—$33,652), summarized as follows:

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

	2018	2017
Production costs	$13,212	$9,436
Fair value adjustment on inventory sold	26,553	24,216
Fair value adjustment on carrying amount of inventory	1,309	—

Inventory expense	$41,074	$33,652

10.	BIOLOGICAL ASSETS:

Biological assets consist of cannabis on plants. The changes in the carrying value of biological assets are as follows:

		Biological asset
	Capitalized	fair value	Cannabis on
	cost	adjustment	on plants
Carrying amount, March 31, 2016	$363	$1,453	$1,816
Changes in fair value less costs to sell due to biological transformation	—	31,252	31,252
Production costs capitalized	5,024	—	5,024
Transferred to inventories upon harvest	(5,012)	(30,271)	(35,283)

Carrying amount, March 31, 2017	$375	$2,434	$2,809
Changes in fair value less costs to sell due to biological transformation	—	44,098	44,098
Production costs capitalized	8,550	—	8,550
Transferred to inventories upon harvest	(8,400)	(43,855)	(52,255)

Carrying amount, March 31, 2018	$525	$2,677	$3,202

Biological assets consist of cannabis plants measured at fair value less cost to sell up to the point of harvest. The Company’s estimates, by their nature, are subject to changes that could result from volatility of market prices, unanticipated regulatory changes, harvest yields, loss of crops, changes in estimates and other uncontrollable factors that could significantly affect the future fair value of biological assets.

These estimates include the following assumptions and are based on historical information:

i.

Selling prices were determined by estimating the Company’s average selling price and mix of product strains applicable to each three-month ending reporting period. The Company’s average selling price for the year ended March 31, 2018 was $8.91 (2017—$11.00) per gram and equivalent gram of cannabis sold. A change in the Company’s average selling price of $1 per gram would result in a 21% change in the carrying amount of biological assets.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

ii.

Equivalent grams on extracts were determined by estimating the expected yields of extracted plants and are dependant on the efficiency and output of the Company’s extraction processes. On January 1, 2018, the Company changed its estimated conversion rate for extracts from 10 grams per 1,250 mg of THC/CBD to 10 grams per 960 mg of THC/CBD.

iii.	Costs incurred and remaining costs to complete were estimated by calculating the average production costs up to the point of harvest over the total production period;

iv.	The percentage of costs incurred for each stage of plant growth;

v.	The stage of plant growth at which point of harvest is determined;

vi.	Costs to sell and other fulfillment costs were determined by estimating the Company’s average cost per gram; and

vii.	Expected yields of harvested plants are estimated and risk adjusted at each stage of growth.

11.	PROPERTY, PLANT AND EQUIPMENT

On July 22, 2016, the Company completed the purchase of a 210,596 square foot production facility on approximately 11 acres of land, located in an industrialized zone in Bradford, Ontario. The purchase price of the property was $8,750, excluding legal and transfer tax costs, and was primarily funded through a collateralized credit facility. The facility will be used for the production and sale of medical cannabis.

As at March 31, 2017, total construction costs of $17,550 related to the Bradford Facility were classified as construction in process. During the year ended March 31, 2018 additional construction costs of $29,752 were incurred and $27,352 of construction costs related to the first sub-phase of phase two were classified from construction in process as production rooms ($10,524) and building improvements ($16,572) and depreciation commenced.

As of March 31, 2018, $19,950 in construction costs related to the latter part of the second phase of the Bradford Facility project were classified as construction in process and were not depreciated.

Included in production costs for the year ended March 31, 2018 is depreciation in the amount of $2,924 (2017—$1,197).

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

	Computer	Furniture
	hardware/	and	Motor	Leasehold	Production	Construction		Building
	software	equipment	Vehicles	improvements	rooms	in process	Building	improvements	Land	Total
Cost
Balance, March 31, 2016	298	2,145	—	2,260	4,588	—	—	—	—	9,291
Additions	591	3,226	—	797	441	17,550	4,296	—	4,604	31,505

Balance, March 31, 2017	889	5,371	—	3,057	5,029	17,550	4,296	—	4,604	40,796
Additions	2,080	4,528	10	601	1,660	29,752	—	2,266	—	40,897
Asset reclassification	63	193	—	—	10,524	(27,352)	—	16,572	—	—

Balance, March 31, 2018	3,032	10,092	10	3,658	17,213	19,950	4,296	18,838	4,604	81,693

Accumulated amortization
Balance, March 31, 2016	126	481	—	355	362	—	—	—	—	1,324
Amortization	168	750	—	290	463	—	—	—	—	1,671
Asset retirement	—	—	—	21	—	—	—	—	—	21

Balance, March 31, 2017	294	1,231	—	666	825	—	—	—	—	3,016
Amortization	587	1,544	—	395	1,365	—	215	779	—	4,885
Asset retirement	—	—	—	22	—	—	—	—	—	22

Balance, March 31, 2018	881	2,775	—	1,083	2,190	—	215	779	—	7,923

Carrying amounts
March 31, 2017	595	4,140	—	2,391	4,204	17,550	4,296	—	4,604	37,780
March 31, 2018	2,151	7,317	10	2,575	15,023	19,950	4,081	18,059	4,604	73,770

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

12.	INTANGIBLE ASSETS

During the year ended March 31, 2018, the Company completed the purchase of intangible assets for a purchase price of $9,762, of which $1,900 was paid for in cash and the remainder ($7,862) paid through the issuance of Common Shares (note 13).

The Company has an obligation to purchase additional intangible assets by way of issuance of Common Shares contingent on the seller meeting specified targets. The agreed upon purchase price of each intangible asset is $3,750, $3,250, and $3,000, respectively.

Intangible assets consist of trademarks, patents, and other intangible assets.

	Trademarks	Patents	Other	Total
Cost
Balance, March 31, 2016	$—	$—	$—	$—
Additions	13	—	—	13

Balance, March 31, 2017	13	—	—	13
Additions	124	111	9,527	9,762
Balance, March 31, 2018	$137	$111	$9,527	$9,775

Accumulated amortization
Balance, March 31, 2016	$—	$—	$—	$—
Amortization	—	—	—	—

Balance, March 31, 2017	—	—	—	—
Amortization	—	—	632	632

Balance, March 31, 2018	$—	$—	$632	$632

Carrying amounts
March 31, 2017	$13	$—	$—	$13
March 31, 2018	137	111	8,895	9,143

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

13.	SHARE CAPITAL

Authorized:

•	Unlimited common shares Initial public offering:

On May 30, 2017, the Company filed its final prospectus with the securities regulatory authorities in each of the provinces and territories of Canada in connection with the initial public offering and secondary offering (together, the “Offering”) of an aggregate of 10,600,000 common shares (the “Offered Shares”) of the Company at a price of $9.50 per Offered Share (the “Offering Price”) for aggregate gross proceeds of $100,700, with certain selling shareholders receiving $20,000 of the gross proceeds as part of a secondary offering.

The Offering closed on June 7, 2017, and the Offered Shares commenced trading on the TSX under the symbol “LEAF”.

Issued:

			Class A		Class B		Class C
	Common shares		Common shares		Common shares		Common shares
	Number of	Share	Number of	Share	Number of	Share	Number of	Share
	shares	capital	shares	capital	shares	capital	shares	capital
Balance, March 31, 2016	—	$—	363,544	$11,595	226,416	$—	8,175	$—
Issuance of Class A common shares	—	—	71,964	24,694	—	—	—	—
Conversion of Class C shares to Class A common shares	—	—	4,177	74	—	—	(4,177)	—
Exercise of stock options	—	—	39,214	2,337	—	—	—	—

Balance, March 31, 2017	—	$—	478,899	$38,700	226,416	$—	3,998	$—
Conversion of Class A shares to common shares at 116.0909:1	55,595,369	38,700	(478,899)	(38,700)	—	—	—	—
Conversion of Class B shares to common shares	464,054	—	—	—	(3,998)	—	—	—
Conversion of Class B shares to common shares at 116.0909:1	26,284,837	2,400	—	—	(226,416)	—	—	—
Conversion of Class C shares to Class B shares at 116.0909:1	—	218	—	—	3,998	—	(3,998)	—
Initial public offering	8,494,742	80,700	—	—	—	—	—	—
Bought deal financing	3,625,470	60,002	—	—	—	—	—	—
Second bought deal financing	5,000,000	120,000	—	—	—	—	—	—
Share issuance costs	—	(16,753)	—	—	—	—	—	—
Shares issued for intangible assets	488,313	7,862	—	—	—	—	—	—
Shares issued for Woodstock licence	18,416	350	—	—	—	—	—	—
Exercise of stock options	808,590	1,405	—	—	—	—	—	—
Tax effect of share issuance costs	—	4,194	—	—	—	—	—	—

Balance, March 31, 2018	100,779,791	$299,078	—	$—	—	$—	—	$—

Class A common shares

Class A common shares were voting and participating and were entitled to dividends as and when declared by the Board, subject to the prior rights of other share classes. The Class A common shareholders were entitled to receive the remaining property of the Company upon liquidation, dissolution or winding up. Prior to the Offering, Class A shares were subdivided at a ratio of 116.0909:1 and re-designated as “common shares”.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

Common shares

Common shares are voting and participating and are entitled to dividends as and when declared by the Board. The holders of common shares will be entitled to receive, on a pro rata basis, the remaining property and assets available for distribution upon the Company’s liquidation, dissolution or winding-up, whether voluntary or involuntary, subject to the rights of the Class B shares.

Class B shares

Prior to the Offering on June 7, 2017, Class B shares were voting, non-participating, convertible shares, redeemable by the Company. Each Class B share was issued at $0.001 and carried an entitlement of one vote. Immediately prior to the Offering, on June 7, 2017, the Class B shares were converted on a 1:1 basis into Class A common shares and were subdivided at a ratio of 116.0909:1 and re-designated as “common shares”.

Subsequent to the Offering, Class B shares, are restricted and can only be held by Igor Gimelshtein, Chief Financial Officer of the Company, pursuant to the terms of his employment agreement with the Company. The holder of Class B shares is not entitled to notice of, to attend at, nor to vote at any meeting of the shareholders of the Company, and is not entitled to any dividends. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holder of the Class B shares shall be entitled to receive, in respect of each such share, before any distribution of any part of the assets of the Company among the holders of the common shares and any other class of shares of the Company ranking junior to the Class B shares, an amount equal to the Redemption Price (defined below) per Class B share held.

All of the Class B shares outstanding on the date (the “Redemption Date”) on which the holder of the Class B shares delivers a notice of resignation or the date on which employment is terminated for just cause, shall be automatically redeemed by the Company on the Redemption Date at a price per Class B Share equal to $0.001 (the “Redemption Price”).

Subject to the foregoing, on March 23, 2018 the 3,998 Class B shares were converted into 464,054 common shares.

As at March 31, 2018 there were no Class B shares issued or outstanding.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

Class C Shares

Class C shares were non-voting, convertible, redeemable by the Company and issued pursuant to the terms of an employment agreement dated March 2, 2015. Each Class C share is issued at $0.001 per share. On each of the first, second and third anniversary of March 23, 2015, 4,177 Class C shares would automatically convert on a 1:1 basis into Class A common shares. In the event of a change of control, all outstanding unconverted shares would have been converted on a 1:1 basis into Class A common shares. Immediately prior to the Offering, on June 7, 2017, the Class C shares were converted on a 1:1 basis into Class B shares (as described above).

Period transactions

During year ended March 31, 2017, the following series of transactions occurred:

(a)

On August 31, 2016, the Board of directors and the requisite number of shareholders of record, approved a private placement offering of Class A common shares. The offering authorized the Company to raise up to $25,000 of capital through the issuance of up to 72,791 Class A common shares (the “Offering”). During the year ended March 31, 2017, the Company issued 71,964 Class A common shares for a stated share capital value of $24,694 related to the Offering.

(b)	The holders of Class A common stock options exercised 39,214 options for a stated share capital value of $2,336, plus proceeds of $1.

(c)	The holder of the Class C shares converted 4,177 shares to Class A common shares in accordance with the terms of an employment agreement.

(d)	During the year ended March 31, 2017, 22,490 stock options were forfeited with a stated value of $12.

During the year ended March 31, 2018, the following series of transactions occurred:

(a)

Immediately prior to the Offering, 478,899 Class A common shares converted on a basis of 1:1 into common shares and were subdivided into 55,595,369 shares at a ratio of 116.0909:1 (subject to rounding provisions).

(b)

Immediately prior to the Offering, the Class B shares were converted on a 1:1 basis into Class A common shares and were subdivided at a ratio of 116.0909:1 and re-designated as 26,284,837 “common shares”. The non-interest bearing shareholder loans (held by Class B shareholders) with a face value of $2,400 were eliminated and contributed as common share capital (note 13).

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

(c)

Immediately prior to the Offering, on June 7, 2017, the Class C shares were converted on a 1:1 basis into Class B shares (as described above). Contributed surplus of $218 attributable to the Class C shares was reallocated to Class B share capital.

(d)	On June 7, 2017, the Company completed its initial public offering and issued 8,494,742 common shares (excluding shares issued through the secondary offering) at price of $9.50 per Offered Share.

(e)

The Company incurred various legal, consulting, professional, regulatory and underwriter fees in connection with its Offering. Underwriter fees and other legal professional and consulting fees associated with the Company’s Offering of $5,361 were dispersed from gross proceeds and offset against common share capital, net of estimated incomes taxes of $1,437. In addition, the Company expensed and included in initial public company related costs for the year ended March 31, 2018, $2,611 in other fees incurred in connection with the Listing of the Company’s existing shares on the TSX.

(f)

On December 4, 2017, the Company closed a short form prospectus offering on a “bought deal basis”, pursuant to which the Company issued an aggregate of 3,625,470 Common Shares at a price of $16.55 per Common Share (the “Bought Deal”), for aggregate gross proceeds to the Company of $60,002. Issuance costs in relation to the equity offering amounted to $4,063 and are reflected in shareholders’ equity, net of estimated incomes taxes of $1,038.

(g)	On December 8, 2017, the Company issued 488,313 Common Shares at a price of $16.10 as consideration for the purchase of intangible assets (note 12).

(h)

On January 31, 2018 the Company closed a short form prospectus offering on a “bought deal basis”, pursuant to which the Company issued an aggregate of 5,000,000 Common Shares each with a one-half of one common share purchase warrant (each full common share warrant, a “warrant”) at a price of $26.50 per Common Share (the “Second Bought Deal”), for aggregate gross proceeds to the Company of $132,500. Issuance costs in relation to the equity offering amounted to $8,092 and are reflected in shareholders’ equity, net of estimated incomes taxes of $1,904.

(i)	On February 1, 2018 in connection with the Second Bought Deal, 375,000 overallotment warrants were issued for aggregate gross proceeds of $338.

(j)	On March 1, 2018, the Company executed a license trademark agreement in exchange for $150 cash proceeds and 18,416 common shares valued at $350.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

(k)	On March 23, 2018 3,998 Class B shares converted to 464,054 common shares.

(l)	The holders of common stock options exercised 808,590 options for a stated share capital value of $1,405 inclusive of total proceeds to the Company of $849.

(m)	The holders of 196,844 common stock options were terminated resulting in forfeiture of unvested options at the time of termination.

(n)

Earnings per share (“EPS”) has been calculated using the weighted average number of shares outstanding during the period on a total outstanding and fully dilutive basis. The potential conversion of options into common shares as determined using the treasury stock method, has a dilutive effect on EPS.

EPS amounts for the years ended March 31, 2018 and 2017 are presented in the table below:

Years ended March 31,	2018	2017
Numerator:
Total comprehensive (loss) income	$(7,531)	$10,958

Denominator—basic earnings per share:
Weighted average number of shares – basic [1]	91,119,745	77,789,726

Denominator—diluted earnings per share:
Total dilutive effect of outstanding stock options [2]	2,557,251	3,912,031

Weighted average number of shares—diluted	93,676,996	81,701,757

Earnings per share—basic	$(0.08)	$0.14
Earnings per share—diluted	(0.08)	0.13

[1]	Weighted average number of shares, basic and diluted, for the year ended March 31, 2017 are presented on a converted basis of 116.0909:1 to reflect the capital reorganization (note 13).
[2]

Calculated using the treasury stock method which reduces the dilutive effect of outstanding stock options by the number of shares assumed to be repurchased with proceeds. Warrants were not included in the calculation of diluted earnings per share as they were anti-dilutive

Warrants

On January 31, 2018 and February 1, 2018 the Company issued 2,500,000 and 375,000 warrants, respectively, convertible to common shares of the Company at an exercise price of $34.50. The changes in issued and outstanding warrants during the year ended March 31, 2018, are presented in the table below. No warrants were issued during the year ended March 31, 2017.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

		Number of	Exercise	Initial fair	Amount
	Expiry date	warrants	price	value price	March 31, 2018
Second bought deal	January 31, 2020	2,500,000	$34.50	$5.00	$12,500
Second bought deal overallotment	February 1, 2020	375,000	$34.50	$0.90	338
Issuance fees net of tax					(598)

Balance as at March 31, 2018		2,875,000			$12,240

The Company used an algorithm based on the Black-Scholes option pricing model to determine the fair value of the warrants granted using the following assumptions:

•	risk-free rate of 1.68% on the date of grant;

•	expected life of 2 years;

•	volatility of 70%;

•	Spot price on valuation date;

•	Strike price range lower limit of $34.50 and upper limit of $51.75;

•	dividend yield of nil; and

•	the exercise price of the respective warrant.

14.	SHAREHOLDER LOANS PAYABLE

As at March 31, 2018, there were no shareholder loans comprising of non-interest bearing promissory notes (2017—$2,189). These shareholder loans were unsecured and had no fixed terms of repayment. The non-interest bearing notes were recorded at fair value, representing an imputed interest of 4.7%, and had a face value of $2,400 as at March 31, 2017. Included in finance costs for the year ended March 31, 2018 are amortized interest charges of $19 (2017—$98) relating to these shareholder loans.

In connection with the Offering (note 13), the $2,400 non-interest bearing promissory notes, which were held by the holders of all of the issued Class B shares, were eliminated and contributed as common share capital upon conversion of the Class B shares. As a result, the Company recorded a fair value loss of $192, which was included in net and comprehensive loss for the year ended March 31, 2018.

15.	ASSET RETIREMENT OBLIGATION

The Company has recorded an asset retirement obligation for the estimated costs to remediate the Company’s building upon termination of the lease. The liability is $214 as at March 31, 2018 (2017—$204). The following is a reconciliation of the changes in the decommissioning liability:

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

Asset retirement obligation
Balance, March 31, 2016	$195
Accretion	9

Balance, March 31, 2017	204
Balance	10

Balance, March 31, 2018	$214

The provision for the asset retirement obligation is based on the following key assumptions:

•	the total undiscounted cash flows as at March 31, 2018 and March 31, 2017 is $275;

•	the expected settlement is in fiscal 2024;

•	the current market-based pre-tax discount rate is 3.45%; and

•	an inflation rate of 1.25%.

16.	COLLATERALIZED CREDIT FACILITY AND TERM CREDIT FACILITY

On July 22, 2016, the Company secured a real property loan, in the amount of $7,500 (the “Former Credit Facility”). The Former Credit Facility was collateralized and provided the lender with first ranked security against the new production facility as well as all personal property of the Company. The lender was ranked second behind registered landlord(s) for all improvements to leased properties. The Former Credit Facility was an open variable rate loan with a five-year term, ending August 1, 2021.

On April 17, 2017, the Company entered into a new $20,000 credit agreement with a major Canadian bank (the “Credit Agreement”). The Credit Agreement provides the Company with a $10,000 term credit facility (the “Term Facility”) and a $10,000 revolving credit facility (the “Revolving Facility” and together with the Term Facility, the “New Credit Facility”), subject to covenant requirements. The Former Credit Facility lender continues to hold 50% of the Company’s outstanding debt under the New Credit Facility, which is administered by and payable to the New Credit Facility lender (the “debt reorganization”). The Company utilized the proceeds of the Term Facility to repay all principal and interest outstanding of $7,500 on the Former Credit Facility, the balance was used to fund the build-out of the Bradford Facility.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

The balances that comprise the term credit facility are presented below:

As at March 31,	2018	2017
Term facility – short term portion	$1,000	$—
Term facility	8,750	—
Deferred financing fees	(364)	—
Amortization of deferred financing fees	35	—

Term credit facility	$9,421	$—

The New Credit Facility can be issued as Bankers’ Acceptance (“BA”) rate based borrowing or Canadian Prime (“Prime”) rate based borrowing. Any portion of the New Credit Facility issued as a BA rate based borrowing incurs interest, payable monthly, at an annual variable interest rate of 3.25% plus a discount equal to the lessor of the annual Canadian Dollar Offered Rate plus 0.10% or the lenders offered discount rate. Any portion of the New Credit Facility issued as a Prime rate based borrowing incurs monthly interest at an annual variable interest rate equal to the Canadian Prime rate applicable on the issue date plus 2.25%.

As at March 31, 2018, the Term Facility was rolled into a 30-day BA rate based borrowing, maturing on April 2, 2018 at a rate of 3.25% per annum plus a discount rate of 1.58% per annum, payable monthly. The Term Facility requires quarterly principal repayments of $250 and monthly payments of accrued interest and fees. The Term Facility rolls into a 30-day BA rate for the purposes of determining the interest obligation.

The Credit Agreement restricts the use of proceeds of the New Credit Facility provided thereunder. Advances under the Term Facility may be used solely for the purpose of repaying the Former Credit Facility or other indebtedness of the Company and funding the build-out of the Bradford Facility. Advances under the Revolving Facility may fund working capital and other general corporate purposes of the Company. As at March 31, 2018 the Company advanced $845 from the Revolving Facility.

The Credit Agreement contains events of default customary for agreements of this nature as well as certain restrictive covenants including, subject to certain exceptions, restrictions on the Company’s ability to incur indebtedness, grant liens, make corporate changes, dispose of assets, make investments including acquisitions and pay dividends. The Company must maintain its Health Canada Licences and observe certain financial covenants including with respect to: (i) maintaining an interest coverage ratio of not less than 3.00 to 1.00; (ii) maintaining a total leverage ratio of not more than 2.50 to 1.00; (iii) maintaining a capitalization ratio of not more than 1.00 to 2.00; and (iv) not permitting any earnings before interest, taxes, depreciation and amortization decrease (as defined therein as “EBITDA”) to exceed 30.0% (the “EBITDA Decrease Covenant”), in each case as particularly provided in the Credit Agreement.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

On November 10, 2017, the Company amended the Credit Agreement (the “ November 2017 Amended Credit Agreement”). Under the November 2017 Amended Credit Agreement, the EBITDA Decrease Covenant was removed commencing March 31, 2017 until the remaining term of the Credit Agreement. The November 2017 Amended Credit Agreement also removed the election to defer principal payments, and as such, the quarterly principal repayments of $250 are required for each three-month period ended December 31, March 31, June 30, and September 30. The first payment was made on January 2, 2018.

On March 29, 2018, the Company further amended the Credit Agreement (the “March 2018 Amended Credit Agreement”). Under the March 2018 Amended Credit Agreement, the interest coverage ratio, the total leverage ratio and the capitalization ratio under the Credit Agreement were removed and replaced with the following financial covenants for periods July 1, 2019 an onwards: (i) maintaining a total leverage ratio of not more than 3.00 to 1.00; (ii) maintaining shareholders equity of not less than a shareholders’ equity floor as defined in the March 2018 Amended Credit Agreement; and (iii) maintaining a fixed charge coverage ratio of not less than 1.25 to 1.00. For periods prior to July 1, 2019, the Company must maintain a cash and cash equivalent balance of at least 150% of the aggregate outstanding principle balance of all borrowed under the Credit Agreement.

Effective for reporting periods on or after March 31, 2017, the EBITDA Decrease Covenant was removed under the Amended Credit Agreement and as at March 31, 2018, the Company was in compliance with all covenants contained in the March 2018 Amended Credit Agreement and no material breach of such agreement has occurred or been waived.

In securing the New Credit Facility, the Company incurred $364 of finance related costs during the year ended March 31, 2018. The unamortized finance fees of $87 related to the Former Credit Facility were expensed to finance costs during the year ended March 31, 2018. As at March 31, 2018, $329 of unamortized deferred finance fees were netted against the New Credit Facility. During the year ended March 31, 2018, $122 of deferred finance fees were amortized and included in finance costs for the period (2017 – $14).

17.	STOCK-BASED COMPENSATION

The Company has stock option plans to encourage ownership of the Company’s common shares by its officers, directors, employees and certain non-employees. Stock options for employees have a maximum term of six years. The options vesting period ranges between one and five years. Stock options for certain executives and non-employees, vest based on performance milestones and have an indefinite term.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

During the period and prior to the closing of the Offering, the Board established an employee incentive stock option plan (“ESOP”), under which options were granted to executive officers, employees and consultants of the Company and its subsidiaries. After giving effect to the Capital Reorganization (refer to note 13) and the Closing Option Grant, an aggregate of 4,354,543 common shares were reserved for issuance under options granted under the Stock Option Plan and an aggregate of 2,655,226 common shares were reserved for issuance under Legacy Option Agreements. Under the option plan the total amount of outstanding options is to not exceed 10% of the issued and outstanding shares of the Company. As at March 31, 2018 the Company had 6,645,835 outstanding stock options.

During the year ended March 31, 2018, the Company granted 359,000 performance-based options to certain third-party consultants as remuneration, contingent on the achievement of specified performance targets. As at March 31, 2018, the specified performance targets have not been met, and thus no outstanding performance-based options during the period became exercisable. As at March 31, 2017, there were no performance-based options outstanding.

A summary of the Company’s plans and changes during the respective periods is presented below:

					Weighted average
	Number of options	Exercise price ($)			exercise ($)
Outstanding options, March 31, 2016	79,429	$0.01	-	$98.05	$8.01
Granted	13,322	$0.01	-	$343.45	$131.28
Cancelled	(22,490)			$0.01	$0.01
Exercised	(43,391)	$0.00	-	$0.01	$0.01

Outstanding options, March 31, 2017	26,870	$0.00	-	$343.45	$88.75

Opening options converted at 116.0909:1	2,655,226	$0.00	-	$2.96	$0.90
Granted—ESOP	4,637,043	$9.50	-	$19.46	$10.02
Granted—Performance based options	359,000	$17.09	-	$19.46	$18.79
Forfeited unvested	(196,844)	$9.50	-	$19.46	$11.77
Exercised	(808,590)	$0.00	-	$9.50	$1.05

Outstanding options, March 31, 2018	6,645,835	$0.00	-	$19.46	$7.89

Options exercisable, March 31, 2017[1]	574,766	$0.00	-	$2.96	$1.24
Options exercisable, March 31, 2018	1,736,529	$0.00	-	$9.50	$6.90

[1]	Options outstanding and exercisable as at March 31, 2017 are presented on a converted basis of 116.0909:1.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

The following table summarizes the range of exercise prices and the weighted average of exercise prices as at March 31, 2018 and 2017:

		Weighted average
	Outstanding	remaining term	Options	Weighted average
Exercise Price	options	(years)	exercisable	exercise ($)
$0.00 - $0.01 converted at 116.0909 to $0.00	1,311,361	2.62	118,761	$0.00
$98.05 converted at 116.0909 to $0.84	752,732	3.56	301,140	$0.84
$343.45 converted at 116.0909 to $2.96	591,133	4.95	154,633	$2.96

Outstanding options, March 31, 2017	2,655,226	3.40	574,534	$1.24

$0.00	1,030,654	1.87	1,008,597	$0.00
$0.84	300,674	2.56	—	$0.84
$2.96	552,432	4.05	296,337	$2.96
$9.50	4,171,334	4.20	431,595	$9.50
$17.09	241,741	4.63	—	$17.09
$19.46	349,000	4.88	—	$19.46

Outstanding options, March 31, 2018	6,645,835	3.80	1,736,529	$7.89

The estimated fair value of options granted was determined on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	March 31, 2018	March 31, 2017
Fair value of options [1]	$0.00 - $13.64	$0.00 - $2.96
Exercise price [1]	$0.00 - $19.46	$0.00 - $2.96
Forfeiture rate	2% - 3%	0%
Risk-free interest rate	1% - 2%	0% - 1%
Volatility factor of the future expected market price of shares	55% - 75%	75%
Weighted average expected life of the options	2 - 5 years	2 - 5 years

[1]	Fair value of options and exercise prices as at March 31, 2017 are presented on a converted basis of 116.0909:1 to reflect the capital reorganization (note 13).

During the year ended March 31, 2018, share-based compensation expense relating to stock options of $11,418 (2017—$3,053) was included as part of general and administrative expenses in the consolidated statements of comprehensive (loss) income.

18.	DEFERRED SHARE UNITS

The Company has a deferred share unit plan for non-executive directors to enhance the Company’s ability to attract and retain talented and experienced individuals to serve as members of its Board and to promote greater alignment of interest between such persons and the shareholders of the Company.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

Under the DSU plan, eligible directors may elect to receive up to 100% of their director compensation in the form of DSUs, subject to any requirements that may be imposed by the Board. The number of DSU grants is determined by dividing the cash amount of the director compensation to be converted to DSUs by the market value of the share as of the last business day of the three-month period ended for which the director compensation is paid (the “Valuation Date”). Each DSU awarded under the plan will vest immediately unless otherwise stated. DSUs granted to directors of the Company as part of their annual cash retainer shall vest as to 25% of the total number of DSUs granted per director, on each of June 30, 2017; September 30, 2017; March 31, 2017 and March 31, 2018.

During the year ended March 31, 2018, the Company initially recognized and included in G&A expense, $512 (2017 – nil) of board fees attributable to DSUs.

During the year ended March 31, 2018, due to an increase in share price, the fair value increase on the remeasurement of the DSU liability was $428 and was included in net loss (2017 – nil). Refer to note 3 for the account policy relating to DSUs.

If, and when dividends are paid on shares, unless the Board decides otherwise, additional DSUs shall be credited to each eligible director who holds DSUs on the record date for such dividend, equal to the number (rounded down to the nearest whole DSU) determined by dividing: (i) product of the amount of the dividend by the number of DSUs held by the Eligible Director on such record date by (ii) the market value of a share on the date on which the dividends were paid on the Shares. As at March 31, 2018 the Company did not pay any dividends on outstanding shares.

A summary of the Company’s DSU liability and changes during the respective periods is presented below:

	Number of DSU	Initial		Fair Value
	Units	Price	Amount	Price	Amount
As at March 31, 2017	—	$—	$—	$—	$—
Granted and vested	53,893	$9.50	$512	$17.45	$940

As at March 31, 2018	53,893	$9.50	$512	$17.45	$940

19.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, advances to shareholders, loan receivable, convertible note receivable, accounts payable and accrued liabilities, term and revolving credit facilities, and shareholder loans payable. As at March 31, 2018 and 2017, the carrying values of these instruments approximate their fair values based on the nature of these financial instruments.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

(a)	Fair value measurements of assets and liabilities recognized at fair value in the consolidated statements of financial position

Financial assets and liabilities are categorized using a fair value hierarchy as follows:

•	Level 1 - quoted prices in active markets for identical assets or liabilities;

•	Level 2 - inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3 - inputs for the asset or liability that are not based on observable market data.

The levels in the fair value hierarchy into which the Company’s assets and liabilities are measured and recognized in the consolidated statements of financial position at fair value are categorized as follows:

Cash and cash equivalents	Level 1
Biological assets (note 10)	Level 3

There were no transfers between levels during the periods ended March 31, 2018 or 2017. See note 10 for Level 3 measurements relating to non-financial assets.

(b)	Liquidity risk

Liquidity risk is the risk that the Company will be unable to fulfill its obligations on a timely basis or at a reasonable cost. The Company manages its liquidity risk by monitoring its operating requirements and capital structure. The Company prepares budget and cash forecasts to ensure it has sufficient funds to fulfill its obligations. See note 23 for the Company’s commitments as of March 31, 2018.

(c)	Credit risk

The Company is exposed to credit risk related to cash and cash equivalents invested in short-term securities, outstanding accounts receivable, and shareholder advances.

The Company manages credit risk from cash and cash equivalents by selecting high quality issuers and low risk investments which minimizes the potential to default by the issuer of the certificates. All cash and cash equivalents are held with major Canadian financial institutions.

Credit risk from accounts receivable is mitigated by regular monitoring of aged receivables and managing the underlying business relationships with insurance providers. A significant concentration of receivable, are held with insurance providers. Receivables due from non-insurance providers, require advance payment through third-party credit card processing agents, which minimizes credit risk.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

Credit risk from shareholder advances arises from the possibility that principal and/or interest due may become uncollectible. The Company mitigates this risk by managing and monitoring the underlying business relationships and transactions.

(d)	Interest rate risk

The Company is exposed to the risk of interest rate fluctuations on its term credit facility subject to variable Canadian Prime borrowing and Bankers’ Acceptance borrowing rates. If the variable interest rate were to increase 1%, the Company would incur additional finance costs of $100 per year which would reduce future cash flows and net income. Interest rate risk exposure on short-term investments is mitigated by selecting low risk, cashable, guaranteed income investments. As at March 31, 2018, the full outstanding Term Facility was in the form of a Bankers’ Acceptance rate based borrowing subject to a rate of 3.25% per year, with a 30-day rollover period.

(e)	Market risk

The Company operates in an industry regulated by ACMPR. Changes in legislation could have a significant impact on the Company’s operations.

(f)	Capital management

The Company’s managed capital as at March 31, 2018 was comprised of share capital in the amount of $299,078 (2017—$38,700), a term credit facility of $9,750 (2017—nil), a revolving credit facility of $10,000 (2017 – nil), and a former credit facility of nil (2017—$7,500). As of March 31, 2018, $845 (2017 – nil) was drawn against the revolving facility for the purpose of securing a letter of credit issued in connection with the upgrading of utilities infrastructure at the Company’s operational facilities.

The Company’s objectives in managing capital include: maintaining a capital structure that provides financing opportunities and options while maintaining compliance with debt facility covenants; maintaining its ability to meet capital and operating expenditure requirements; maintaining and, where necessary, raising sufficient capital to support future development of the business; maintaining the ability to meet short and long-term debt servicing and financing obligations; and providing the ability to continue as a going concern. The Company’s capital management strategy is designed to maintain a flexible capital structure consistent with its capital management objectives that optimizes the cost of capital within management’s assessed level of acceptable risk and positions the Company to respond to changes in economic conditions.

The Company reviews its approach to capital management and associated risks on an on-going basis.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

20.	INCOME TAXES

The Company is subject to income taxes at a combined federal and provincial statutory income tax rate of 25% (2017 - 25%).

The reconciliation of the annual income tax expense is set out below:

	March 31,	March 31,
	2018	2017
Income before income taxes	$(5,647)	$15,462

Expected income tax expense at
Canadian statutory income tax rates	(1,412)	3,911
International tax rate differentials	(53)	—
Increase (decrease) in:
Non-deductible expenses	2,888	807
Non-recognition of deferred tax assets	317	—
Other	144	(34)

Income tax expense	$1,884	$4,684

The components of the deferred tax liability are as follows:

	March 31,	March 31,
	2018	2017
Deferred tax assets:
Non-capital losses and SR&ED pools	315	174
Plant and equipment	88	88
Undeducted finance fees and other	4,214	—

	4,617	262
Deferred tax liabilities:
Effects of cash-basis taxation	(7,094)	(3,935)
Shareholder loans	—	(53)

	(7,094)	(3,988)

Deferred tax liabilities	$(2,477)	$(3,726)

The Company has deductible SR&ED pools of $1,261 that do not expire.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

21.	RELATED PARTY TRANSACTIONS

No consulting fees were paid for the year ended March 31, 2018 to Two Plus Management Corp., a consulting company whose principal is Neil Closner, an executive officer and shareholder of the Company (2017—$122).

Included in G&A expenses for the year ended March 31, 2018 was $30 (2017—$57) in consulting fees paid to Vive Technologies Inc., whose principal is Jeremy Friedberg, a consultant and shareholder of the Company.

On July 17, 2013, the Company entered into a licence and distribution agreement (“Licence Agreement”) for a term of 12 years (renewable for a further five-year period) with Tikun Olam Ltd., a corporation incorporated under the laws of Israel and a shareholder of the Company. The Licence Agreement grants the Company exclusive licence to use Tikun Olam Ltd.‘s intellectual property, as defined in the Licence Agreement, for the cultivation, processing, marketing, sale and other commercialization of medical cannabis in Canada and New York State.

Under the Licence Agreement, the Company is subject to royalties on certain net revenue in connection with Tikun Olam Ltd.‘s intellectual property commencing in the third year of the term of the Licence Agreement (July 18, 2015). Total royalties included in selling and marketing expenses for the year ended March 31, 2018 was $272 (2017—$535). In accordance with the share purchase promissory note, these royalties, less applicable withholding taxes, have been offset against the share purchase loan outstanding. In consideration for certain licensing concessions, Tikun Olam Ltd. agreed to reduce future royalties owed by the Company under the terms of the original licence agreement by an amount equal to $250 (the “Royalty Rebate”), which is to be offset against future royalties owed by the Company commencing July 17, 2017. During the year ended March 31, 2018, $250 of royalty fees were applied against the $250 Royalty Rebate, reducing the Royalty Rebate to nil. As at March 31, 2018, the Company included in accrued liabilities $673 (2017—$249) of royalty fees and applicable withholding taxes payable to or on behalf of Tikun Olam Ltd..

22.	REMUNERATION OF DIRECTORS AND KEY MANAGEMENT OF THE COMPANY

	2018	2017
Wages and short-term benefits	$2,380	$1,617
Consulting fees	—	122
Board and committee fees	1,371	—
Share based payments	7,160	2,939

	$10,911	$4,678

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

23.	COMMITMENTS

A summary of the approximate future minimum payments payable over the next five years are as follows:

	Notes	Less than 1 year	1-3 years	4-5 years	After 5 years	Total
Operating lease[1]		289	620	675	358	1,942
Term credit facility	16	1,000	2,000	2,000	4,750	9,750
Revolving credit facility	16	845	—	—	—	845
Capital projects[2]		8,325	—	—	—	8,325

[1]	Operating lease is exclusive of common area costs.
[2]	Relates to capital commitments that the Company has made to specific vendors for capital projects pertaining to on-going construction projects.

The Company is committed to payments under an operating lease for its Markham Facility. Under the terms of the lease agreement, the Company is required to pay a proportion of common area costs, such as, realty taxes, maintenance, and insurance, in addition to the minimum lease payments.

On March 1, 2018, the Company signed a waiver committing the Company to purchase a green house and land in Exeter, Ontario for the purchase price of $26.0 million. The Company is required to settle and close the transaction on April 11, 2018 (note 24).

The Company has an obligation to purchase additional intangible assets on each December 8, 2018, 2019, and 2020 by way of issuance of Common Shares contingent on the seller meeting specified targets. The agreed upon purchase price of each intangible asset is $3,750, $3,250, and $3,000, respectively.

24.	SUBSEQUENT EVENTS

(a)	Acquisition of Exeter greenhouse and land

On April 11, 2018, the Company acquired a 69-acre greenhouse in Exeter, Ontario (“Exeter Facility”) and 95 acres of adjacent land (“Exeter Land”) for a total purchase price of $26.0 million plus applicable taxes and closing costs (the “Exeter Transaction”) through cash proceeds of $21.5 million and the issuance of 225,083 common shares with a fair value of $4.5 million determined using the five-day volume weighted average price as at February 23, 2018 of $19.99 per common share.

The Exeter Facility is equipped with 1 million square feet of existing greenhouse infrastructure, providing estimated production capacity of up to 105,000 kilograms annually.

MEDRELEAF CORP.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, except share and per share amounts, unless otherwise noted)

Years ended March 31, 2018 and 2017

(b)	Industrial building purchase in Bradford, Ontario

On June 1, 2018, the Company completed the purchase of a 37,714 square feet industrial building in Bradford, Ontario located adjacent to the Company’s existing Bradford facility. The Company will use this new facility to expand its processing operations at its Bradford location. The purchase price is expected to be settled with current working capital in the amount of $11,000 plus applicable taxes and closing costs.

(c)	Acquisition of MedReleaf by Aurora Cannabis Inc.

On May 14, 2018, it was announced that Aurora Cannabis Inc. (“Aurora”) and the Company entered into a definitive arrangement agreement (the “Arrangement Agreement”) whereby Aurora would acquire all of the issued and outstanding common shares of the Company for approximately $3.2 billion on a fully dilutive basis (the “Aurora Transaction”).

Under the terms of the Aurora Transaction, holders of the issued and outstanding common shares of the Company will receive 3.575 common shares of Aurora and $0.000001 per common share of the Company held at on the date of conversion. The Aurora transaction contains customary provisions that includes for reciprocal termination fees of $80 million and expense reimbursements fees of $15 million if the transaction is terminated in certain specified circumstances. The proposed transaction is subject to approval by the shareholders of MedReleaf.

Registered Shareholders as of June 14, 2018 (the “record date”), are entitled to vote on the Arrangement Agreement at a special meeting on July 18, 2018, at the offices of Stikeman Elliott LLP, 199 Bay Street, Commerce Court West, Suite 5300, Toronto, Ontario, Canada.

(d)	Sales tax refund received

During April 2018, the Company received an HST refund of $2,820 in settlement of sales tax refunds receivable included in Accounts Receivable as at March 31, 2018.